EXHIBIT 10.10

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FIRST AMERICAN

PROPERTY & CASUALTY INSURANCE COMPANY

AGENCY / COMPANY AGREEMENT

The undersigned company is a party to this agreement and is referred to as “we or us”.

First American Property & Casualty Insurance Company

Name of Company

114 East 5th Street, Santa Ana, CA 92701

Address

The undersigned company is a party to this agreement and is referred to as “you”.

Multifamily Community Insurance Agency, Inc.

A First American Registry Corporation

Name of Agent

11140 Rockville Pike, PMB 1200, Rockville, MD 20852

Address

This Agreement is effective	1-1-2003
Date

By signing this Agreement, First American Property & Casualty Insurance Company appoints you to be our insurance agent.

1. Our Relationship

A.	Authority. You will act as our agent for those lines of business and those states in which you and we are both licensed and where we specifically appoint you to do business as specified in Exhibit A. You may solicit and submit applications to us and bind coverage for the line(s) of business as specified in Exhibit A.

B.	Status. You are an independent contractor. You are not our employee. You are free to exercise your own judgement in conducting your business. Nothing in this Agreement shall be interpreted as creating an employee/employer relationship between you and us.

2. Your Authority and Duties

A.	Binding of Risks. For the line(s) of business specified in Exhibit A, you will only bind risks in accordance with the underwriting rules, regulations and directives we provide to you.

B.	Collection of Premiums.

1.	In accordance with our procedures, you will collect, account for and pay premiums on new business you write. You will be responsible for collecting all premiums on new business which you bind and which is accepted by us. For the purpose of this Agreement new business is defined as policies not previously insured by us in the past twelve months.

2.	All premiums, including return premiums, which you receive, are our property. You will hold such premiums as a trustee for us. This trust relationship and our ownership of the premiums will not be affected by our books showing a creditor-debtor relationship, or the amount of balances at stated periods. You will not retain commissions.

C.	Payment of Expenses. You will pay all your own expenses. Such expenses include rent, clerical expenses, postage, advertising, transportation, personal local license fees, and solicitor’s fees incurred under policies issued through you and any other expenses you may incur. Unless we have given you prior written permission, you may not commit us to any expense or obligation.

D.	Company Forms. All policies, forms, manuals, and other supplies we furnish you will remain our property. You must return them to us upon demand.

E.	Compliance with Rules, Laws, etc. You must comply with all of our rules and regulations. This includes present as well as future rules and regulations, whether they are part of our rate manual or otherwise. You must also comply with all applicable laws.

F.	Records. You must keep complete records and accounts of all transactions pertaining to insurance written under this Agreement. Such records and accounts must be kept current and readily identifiable. We will have the right to examine your accounts and records and make copies of them. We may make such examination during normal working hours as often as we feel is necessary either while this Agreement is in effect or after it terminates, provided reasonable advance written notice is given to you.

G.	Reporting and Accounting.

1.	You will notify us immediately if you receive notice of any claims, suits or losses under our policies. You will cooperate with us in the investigation, adjustment, settlement and payment of claims.

2.	The collecting, accounting and payment of premiums on new business written by or through you will be in accordance with our procedures. Our books close at the end of each month. We will pay commission by the 10th day of the following month, based on premiums that have been paid to us.

3. Compensation

A.	Commissions. Your commission will be based on the commission rate in effect as shown in Exhibit A. Changes in commission rates must be agreed upon by both parties.

B.	Refunds. If a premium is refunded, you must refund the commission we originally paid you. You may choose to credit this amount against the subsequent month’s commission statement. The rate of the commission refund shall be the same as the rate at which the commission was originally paid.

C.	Set Off. We may reduce the amount of commissions owed to you by any amounts of money which you owe us. The amount of the reduction or set off may include any expense we incur due to attachments by other people of moneys we owe you and any payments we make if the attachment is successful. The commission reduction will not exceed any amount of money which you owe us.

4. Suspension

If you fail to pay us premium when it is due or if you otherwise fail to comply with this Agreement, we may suspend or otherwise limit your authority until the premium is paid or you comply with this Agreement to our satisfaction. Such suspension or limitation will not affect any of your other rights or obligations under this Agreement. So long as you have used accounting procedures acceptable to us, you will not be considered to have failed to pay premium due to a good faith routine differences in your accounting records.

5. Termination

A.	Automatic Termination. This Agreement will automatically terminate if any of the following events happen:

1.	Your license as an insurance agent is suspended or terminated;

2.	You sell, transfer or make other substantial changes in the management or ownership of your agency without giving us written notification within seven days after such sale, transfer or change;

3.	You are unable to pay your debts as they mature; you make an assignment for the benefit of creditors; your agency is dissolved; a receiver or liquidator is appointed for you or a substantial part of your property; or insolvency, bankruptcy, reorganization, arrangement or similar proceedings are instituted by or against you; or

4.	You misappropriate any of our funds or property.

B.	Termination for Cause. We may terminate this Agreement immediately by sending you written notice if you violate any provision of this Agreement.

C.	Termination by Mutual Agreement. You and we may agree to terminate this Agreement on such terms as would be acceptable to you and us.

D.	Termination Without Cause.

1.	You may terminate this Agreement without giving any reason by giving us written notice at least 60 days before the date of termination. We may terminate you without giving any cause by giving 60 day’s written notice to you.

2.	If we terminate under this subsection, we agree to maintain service of policies in force through the current policy term and/or anniversary date. However, we will have no duty to service a policy under this paragraph if:

a.	The risk being insured is unacceptable to us under the underwriting standards in effect;

b.	You are in violation of this Agreement; and

c.	Your agent’s license is not if force.

Your commission on policies we continue to service will be based on the current commission rate in effect on the policy.

E.	Continuing Duties. Following the termination of this Agreement, you will still be required to fulfill your duties relating to policies produced by you. In addition, all and/or some of your obligations under this Agreement will continue at our discretion. If we choose, we may relieve you of some or all of those duties and obligations and we will instruct you accordingly in writing.

6. Ownership of Business

A.	During this Agreement. While this Agreement is in effect, we will not use the records of any policy produced by you to solicit insureds for renewals, other lines of insurance or other products or services. We will display your name on all declarations and bills relating to policies produced by you.

B.	After Termination.

1.	Upon termination of this Agreement, if you have properly accounted for and paid all amounts you owe us and continue to make timely accountings and payments, all records relating to policies which you produced will belong to you. If you request in writing, we will give you a list of your policyholders and the expiration dates of their policies. Failure to pay premium merely because of good faith routine differences in your accounting records and ours will not be considered a failure to pay and will not vest title to the records in us if you are using accounting procedures acceptable to us and if you are not willfully withholding funds.

2.	If you have not properly accounted for and paid all amounts you owe us, all records relating to policies you produced will belong to us. You must gather such records together at your offices and give the records to us. We may service the policies directly or dispose of the records in any commercially reasonable manner. We may collect premiums directly from any policyholder who has not paid you.

If we sell the records and the amount we receive exceeds the amount you owe us and the expenses involved, we will pay you the excess. If the amount you owe us and the expenses exceed the amount we receive in disposing of the records you will remain liable for the excess.

If you give us collateral which we feel is adequate in form and amount to secure the amount we estimate you owe and will owe us, we will return the records and give you the ownership of the expirations.

7. Assignment or Change of Ownership

A.	Neither party may assign, transfer, encumber or otherwise dispose of the Agreement or any interest in this Agreement without the other’s written consent. Any attempted assignment, transfer, encumbrance or other disposition without proper consent will be void.

B.	You must notify us in writing thirty (30) days prior to any sale, merger, cluster, or other substantial change of your agency ownership or management.

8. Your Protection

We will defend you and hold you harmless from any loss caused by any of the following:

A.	Our acts or omissions, except to the extent you caused the act or omission;

B.	Our errors or omissions in processing Direct-Bill business;

C.	Any loss prevention program we sponsor;

D.	Our failure to comply with federal or state law, including the Fair Credit Reporting Act, Federal Truth in Lending Law, Fair Credit Billing Act and privacy law;

E.	Our error in the design, maintenance or operation of our software programs or interface environment;

F.	Any intellectual property infringement by you caused by faulty software programs provided by us.

G.	Errors or omissions in data communicated within the interface environment which was beyond your control.

In exchange for our protecting you, you must notify us immediately of any claim against you. You must also allow us to make any investigation, settlement or defense we feel is appropriate.

9.      No Waiver

If you or we fail to insist on strict compliance with this Agreement or fail to exercise any right under this Agreement, such failure will not be a waiver of any right or any provision of this Agreement. Nor will such failure prevent either of us from insisting on strict compliance with this Agreement or exercising the right in the future.

10.    Arbitration

If any dispute or disagreement arises in connection with any interpretation of this Agreement, its performance or nonperformance, or the figures and calculations used, the parties shall make every effort to meet in good faith and settle their dispute informally. If the parties cannot agree on a written settlement to the dispute within thirty (30) days after it arises, or within a longer period agreed upon in writing by the parties, then the matter in controversy shall be settled by arbitration, in accordance with the rules of the American Arbitration Association (“AAA”), and judgement upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction.

The determination of the arbitrator(s) shall be final and binding on all parties, provided such determination is made in writing and signed by a majority of the arbitrator(s). The arbitrator(s) shall provide a short, written statement explaining the reasons for the determination. When the arbitration results in an award, such award shall include interest at the maximum amount permitted by law per annum running from the date when the amount that is the subject of the award first became due.

The costs of the arbitration shall be borne equally by the parties, provided, however, that the arbitrator(s) may asses one party more heavily than the other for these costs upon a finding that the party did not make a good faith effort to settle the dispute informally when it first arose. Each party shall be responsible for its own attorney’s fees.

Unless the parties agree otherwise, in writing, all hearings or other proceedings shall be held in the city where the Agent’s headquarters office is located.

11.    Materials Belonging to You

We will not use or permit the use of, any materials, supplies, advertising, trademarks, service marks, logos, trade names, or other printed or written matter involving you, except as set forth in paragraph 6 A., without prior written approval from you.

12.    Confidentiality/Privacy

A.	As used herein, “Confidential Information” means either party’s confidential, proprietary or trade secret information, including, but not limited to, underwriting criteria and guidelines, procedures and processes, studies reports, compensation arrangements, all customer information and any other data or information developed by either party and provided to the other party or which is subject to protection under any Federal or state privacy law. Notwithstanding the foregoing, the following shall not constitute Confidential Information for purposes of this Agreement: any information generally available to the public; information independently developed or obtained from a third party who was not prohibited from transmitting the information by a contractual, legal or fiduciary obligation to the disclosing party; information obtained without reliance on disclosing party’s information; or approved for release by the disclosing party without restriction.

B.	Each party agrees to keep and maintain the confidentiality of the Confidential Information, to use it only for the purposes of this Agreement, and shall not disclose it to any other person except employees, agents and other persons who need to know such Confidential Information to further the objectives of this Agreement and who agree to maintain the confidentiality of the information as provided herein.

C.	In the event that a party (the “Receiving Party”) is requested or required by law to disclose any Confidential Information of the other party (the “Disclosing Party “), the Receiving Party shall provide the Disclosing Party with prompt notice thereof and cooperate with any efforts by the Disclosing Party to seek a protective court order prior to disclosing the Confidential Information. If such protective order or other remedy is not obtained, the Receiving Party shall: (a) disclose only that portion of the Confidential Information that is legally required to be disclosed based upon the opinion of its counsel and (b) to use its best efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information so disclosed.

D.	If the Gramm-Leach-Bliley Act, including the regulations promulgated thereunder, or other applicable law, now or hereafter in effect, imposes a higher standard of confidentiality with respect to the Confidential Information, such standard shall prevail over the provisions of this Agreement.

E.	The parties shall at all times comply with each other’s published Privacy Policies, as may be amended from time to time, concerning financial, medical and other personal or personally identifiable information.

F.	Each party agrees not to use any of the other party’s Confidential Information to solicit customers for other products or other lines of business. The parties also agree not to use any of the other’s Confidential Information for purposes not contemplated by this Agreement without the prior written consent of the other party.

G.	Each party understands and acknowledges that any disclosure or misappropriation of any Confidential Information in violation of this Agreement may cause the other party irreparable harm, the amount of which may be difficult to ascertain and, therefore, agrees that both parties shall have the right to apply to a court of competent jurisdiction for an order restraining any such further disclosure or misappropriation and for such other relief as the injured party shall deem appropriate. Such right of either party shall be in addition to remedies otherwise available to either party at law or in equity.

H.	Each of the parties hereby agree to indemnify and hold harmless the other party and the officers, directors, agents, affiliates and employees of the other party from and against all claims, actions, liabilities, losses, expenses, damages and costs (including without limitation, reasonable attorney’s fees) that may at any time be incurred by any of them by reason of any claims, suits or proceedings for violation of the right of privacy or publicity, or of any law, statute, ordinance, rule or regulation throughout the world regarding violation of any right of privacy or confidentiality. Each party shall notify the other party of any claim, action or demand for which indemnity is claimed.

This section shall survive the termination of this Agreement.

13.    Full Agreement

This Agreement is the full agency agreement between you and us. Any previous agency agreement between you and us, whether oral or written, is now void. This Agreement may be amended only in writing and the amendment must be signed by you and us. You will be given 180 days advance written notice of any change or amendment to the Agreement, including commission changes, before those changes go into effect.

14.    Conformance to Law

If any provision of the Agreement is in conflict with applicable law, that provision will be considered amended to the minimum extent necessary to comply with the law. The remaining provisions will not be affected.

EXHIBIT A

COMMISSION / PRODUCT SCHEDULE

This Agreement applies to policies written in the following states:

All States Available

This Agreement applies to the line(s) of business and corresponding commission indicated below:

	Line of Business	Commission New	Commission Renewal
X	Registry TLC	12%	12%

We and you have signed this Agreement on the dates indicated below to show that we and you fully accept the terms of this Agreement and intend to be legally bound by this Agreement.

For Multifamily Community Insurance Agency, Inc.

Date:	1/2/03	By:	/s/ Evan Barnett
Signature

		Name:	Evan Barnett
Print Name

		Title:	President

For First American Property & Casualty Insurance Company

Date:	1/2/03	By:	/s/ Kelly Dunn
Signature

		Name:	Kelly Dunn
Print Name

		Title:	COO